QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PINNACOR INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PINNACOR INC.
601 West 26th Street, 13th Floor
New York, New York 10001

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 12, 2003

        NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders (the "Annual Meeting") of Pinnacor Inc. (the "Company") will be held on Thursday June 12, 2003 at 9:30 a.m. at 601 West 26th Street, 13th Floor, New York, NY 10001 for the following purposes:

  1.
  To elect three Class III directors of the Company to serve until the 2006 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

  2.
  To ratify the selection of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003; and

  3.
  To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

        Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned or to which the Annual Meeting may be postponed.

        The Board of Directors has fixed the close of business on April 16, 2003 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's common stock, $.01 par value per share, at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

        You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                      By Order of the Board of Directors

                      FRANCIS SHEEHAN
                       Secretary

New York, New York
April 30, 2003

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

PINNACOR INC.
601 West 26th Street, 13th Floor
New York, New York 10001

PROXY STATEMENT

FOR 2003 ANNUAL MEETING OF STOCKHOLDERS
to be held on June 12, 2003

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Pinnacor Inc. (the "Company") for use at the 2003 Annual Meeting of Stockholders of the Company to be held on June 12, 2003 and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to vote upon (1) the election of three Class III directors of the Company, (2) to ratify the selection of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003, and (3) to act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

        This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about May 5, 2003. The Board of Directors has fixed the close of business on April 16, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 40,778,950 shares of Common Stock outstanding, respectively, and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them on the Record Date.

        The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock cast on the matter at the Annual Meeting (assuming a quorum is present) is required for the election of Class III directors, and the affirmative vote of the Holders of a majority of the shares of Common Stock cast on the matter at the Annual Meeting (assuming a quorum is present) is required for each of the approval of the ratification of the Company's auditors, and the approval of any other matters properly presented at the Annual Meeting for stockholder approval. Under Delaware law, abstentions and broker "non-votes", or proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote such shares on a particular matter with respect to which the broker or nominee does not have discretionary voting power, will not be counted as votes cast and will have no effect on the results of the votes.

        Stockholders of the Company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the three nominees for Class III directors of the Company named in this Proxy Statement and FOR ratification of the Board of Directors' selection of Deloitte & Touche llp as the Company's independent auditors for the fiscal year ending December 31, 2003. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

        The Company's 2002 Annual Report, including financial statements for the fiscal year ended December 31, 2002, accompanies the proxy solicitation materials. The Annual Report, however, is not part of the proxy solicitation material. Also accompanying the proxy solicitation materials is a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules required to be filed with the 10-K by the Securities & Exchange Commission ("SEC"). The 10-K, however, is also not part of the proxy solicitation materials.

PROPOSAL 1: ELECTION OF DIRECTORS

        The Board of Directors of the Company currently consists of seven members and is divided into three classes, Class I, Class II and Class III, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of stockholders.

        At the Annual Meeting, three directors will be elected to serve until the 2006 Annual Meeting and until their successors are duly elected and qualified. The Board of Directors has nominated Kevin Clark, James Davis, and David Hodgson to serve as Class III directors (the "Nominees"). Each of the Nominees is currently serving as a Class III director of the Company. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

        Michael H. Jordan served as a Director of the Company until his resignation on March 24, 2003 and Alan Ellman served as Vice Chairman and a director of the Company until his resignation on March 26, 2003. It is currently anticipated that the Board will appoint a Class I and Class II director to fill such vacancies upon the location of suitable candidates.

        The Board of Directors recommends a vote FOR the Nominees.

Information Regarding Nominees and Directors

        The following table and biographical descriptions set forth certain information with respect to the three Nominees for election as Class III directors at the Annual Meeting, the continuing directors whose terms expire at the annual meetings of stockholders in 2004 and 2005 and the executive officers who are not directors, based upon information furnished to the Company by each director and executive officer.

Name	Age	Director Since	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class(2)
Class III Nominees for Election at 2003 Annual Meeting (Term Expires in 2006)
Kevin Clark(3)	42	1998	1,850,774	4.3%
James Davis	56	2002	—	—
David Hodgson(4)	46	2000	7,195,448	17.6%
Class I Continuing Directors (Term Expires in 2004)
James D. Robinson III(5)	67	1997	2,883,106	7.1%
Kirk Loevner(6)	43	2002	834,769	2.0%
Class II Continuing Directors (Term Expires in 2005)
Kevin O'Connor(7)	42	2000	139,921	*
John Sculley(8)	64	2002	80,000	*

*
Less than one percent.

(1)
All information has been determined as of April 15, 2003. For purposes of this table a person is deemed to have "beneficial ownership" of the number of shares of Common Stock that a person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days.

(2)
For purposes of computing the percentage of outstanding shares of Common Stock held by each person, any shares of Common Stock which such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percent ownership of any other person.

(3)
Includes options to purchase 1,474,836 shares of Common Stock.

(4)
Mr. Hodgson is a managing member of General Atlantic Partners, LLC ("GAP LLC") and a general partner of GAP Coinvestment Partners II, L.P. ("GAPCO II"). GAP LLC is the general partner of General Atlantic Partners 69, L.P. ("GAP 69") and the managing member of GapStar, LLC ("GapStar"). The managing members of GAP LLC (other than Klaus Esser) are also the general partners of GAPCO II. GAP 69, GapStar, GAPCO II (collectively "General Atlantic") are a "group" within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Mr. Hodgson disclaims beneficial ownership of all of such securities except to the extent of his pecuniary interest therein. The address of Mr. Hodgson and General Atlantic is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, CT 06830. In addition, Mr. Hodgson owns directly 5,000 shares of Common Stock.

(5)
Includes 32,364 shares owned by Mr. Robinson's wife, Linda Robinson. Mr. Robinson disclaims beneficial ownership of these shares. This number also includes 497,459 shares of Common Stock held by RRE Ventures II L.P. and 87,022 shares of Common Stock held by RRE Ventures Fund II, L.P. Mr. Robinson is a member of RRE Ventures GP II, LLC, which indirectly exercises exclusive control over RRE Ventures II, L.P. and RRE Ventures Fund II, L.P. Mr. Robinson disclaims beneficial ownership of the shares held by RRE Ventures II, L.P. and RRE Ventures Fund II, L.P.

(6)
Includes options to purchase 397,269 shares of Common Stock and 100,000 shares of restricted Common Stock.

(7)
Includes options to purchase 35,000 shares of Common Stock.

(8)
Includes options to purchase 50,000 shares of Common Stock.

Class III Nominees for Election at 2003 Annual Meeting—Term Expires in 2006

        Kevin Clark has served as a director since November 1998. From May 2001 until November 2002 Mr. Clark served as chairman of our board. Between November 1999 and January 2002, he also served as our CEO. Mr. Clark is co-founder, chairman and CEO of Onward Healthcare, a healthcare services company. From August 1998 until November 1999, Mr. Clark pursued Internet investment activities as chairman and CEO of KMC Holdings LLC. Mr. Clark served as vice chairman of Modem Media Poppe Tyson from May 1998 to August 1998. From May 1997 to May 1998, Mr. Clark served as chairman and CEO of Poppe Tyson, a global digital marketing business. From March 1996 to May 1997, he served as a director of and advisor to Poppe Tyson. Mr. Clark co-founded Cross Country Travcorps in 1986, and was chairman and CEO from 1986 through 1994 and chairman from June 1994 through March 1996. Mr. Clark serves as a director of Pediatrix, Inc. and Healthmarket, Inc.

        David Hodgson has served as a director since July 2000. Mr. Hodgson is a managing member of General Atlantic Partners, LLC, a private equity investment firm. He has been with General Atlantic, LLC or its predecessors since 1982. Mr. Hodgson is also a director of S1 Corporation, a provider of Internet-based software and infrastructure for financial institutions, Atlantic Data Services, Inc., a provider of computer services to the banking industry, and ProBusiness, Inc., a provider of outsourced employee administrative services.

        James Davis has served as a director since December 2002. Mr. Davis is an executive vice president of development at SunGard Trading Systems, a provider of technology solutions for the financial services industry. In such position, Mr. Davis is responsible for optimizing productivity, predictability, quality and time-to-market in the development department. Mr. Davis has thirty years of experience in software development and management. Prior to this position, Mr. Davis was president of the Global Markets business unit of SunGard. Before Global Markets, Mr. Davis was employed at Hewlett Packard where he headed the global software engineering systems division, was responsible for partner programs with Intel and was director of business development, acquisitions and divestitures. Mr. Davis has also held management positions at numerous technology and software companies, including Apple, Sun Microsystems and Digital.

Class I Continuing Directors—Term Expires in 2004

        James D. Robinson III has served as a director since April 1997. He is co-founder and General Partner of RRE Ventures II, LLC, a private information technology venture investment firm and its affiliates. From 1996 until February 2003 Mr. Robinson was chairman of Violy, Byorum & Partners Holdings. Mr. Robinson served as chairman and CEO of American Express Company from 1977 to 1993. Mr. Robinson is a director of The Coca-Cola Company, Bristol-Myers Squibb Company, First Data Corporation, and Novell, Inc. (formerly Cambridge Technology Partners). Mr. Robinson is a member of the Business Council and the Council on Foreign Relations.

        Kirk Loevner has served as our CEO and a director since January 2002. He has also served as our chairman of our board since November 2002. He has held several senior management positions at Apple Computer Inc. and Silicon Graphics including vice president and general manager of Applesoft, Apple's software products division, and vice president and general manager of Applications & Market Development at Silicon Graphics. In these functions, Mr. Loevner led the strategic product development and marketing efforts, expanding the companies into new markets and significantly increasing sales. After Silicon Graphics, he joined Internet Shopping Network as CEO where he pioneered the online auction business by launching First Auction, the first real-time auction site. In 1998, Mr. Loevner founded PublishOne Inc., a digital rights management company and formed successful partnerships with Adobe Systems and InterTrust Technologies. PublishOne was acquired by InterTrust Technologies in January 2001. He has also served on the boards of Aptimus Inc. and

CompareNet Inc. He has a B.S.E. degree in Computer Science and Applied Mathematics from Tufts University and an MBA from the Harvard Business School.

Class II Continuing Directors—Term Expires in 2005

        John Sculley has served as a director since February 2002. Mr. Sculley is a partner in Sculley Brothers LLC, a private investment firm founded in 1995. Prior to forming Sculley Brothers, Mr. Sculley was CEO of Apple Computer from 1983 until 1993. Mr. Sculley was President and CEO of Pepsi for five years prior to joining Apple and held marketing and management positions in Pepsi for 16 years. Mr. Sculley also is a director for Hotwire, InPhonic and MetroPCS.

        Kevin O'Connor has served as a director since October 2000. O'Connor is the co-founder & chairman of DoubleClick Inc, an Internet advertising company. He is charged with overseeing the strategic direction and overall vision of that company. Mr. O'Connor has more than 16 years experience in business and consumer software product development, specifically in start-up software technology for both the Internet and publishing markets. In 1995, Mr. O'Connor co-founded the Internet Advertising Network. In 1995, Mr. O'Connor also helped fund and build ISS Group, an Internet security software company. In addition Mr. O'Connor co-founded ICC, a software company, which created numerous communication products to address PC connectivity. In 1992, ICC was acquired by DCA (now Attachmate). From 1992 to 1995, Mr. O'Connor served various roles at DCA including chief technology officer and vice president of research. Mr. O'Connor also is a director of 1800Flowers.com.

Executive Officers Who Are Not Directors

        David M. Obstler has served as our Chief Financial Officer since joining the Company in March 2000. He has also served as our executive vice president of corporate development and strategy since October 1, 2003. From September 1996 to July 1999, Mr. Obstler served as a vice president in the investment banking department at J.P. Morgan where he was responsible for advising companies in the telecommunications sector. From June 1993 to September 1996, Mr. Obstler was an executive director in the equity capital markets department at Lehman Brothers. From September 1986 to June 1993, Mr. Obstler worked in the investment banking department at Goldman Sachs, most recently as a vice president. He has a B.A. degree from Yale University and an MBA from the Harvard Business School. Mr. Obstler is 43 years old.

        William Staib has served as our Executive Vice President of Technology since joining the Company in August 2001 (in connection with our acquisition of Stockpoint, Inc.). Until our acquisition of Stockpoint, Mr. Staib served as a director of Stockpoint since May 1992 and as chief executive officer since December 1998. At Stockpoint, Mr. Staib also served as Chief Technology Officer. In 1998, Mr. Staib was named as the "State of Iowa's Young Entrepreneur of the Year" by the U.S. Small Business Administration. In 1992, he was recognized for creating "One of the Six Most Outstanding Engineering Achievements in the United States" by the National Society of Professional Engineers. Mr. Staib is the inventor of one international and two U.S. patents and holds B.S. and M.S. degrees in electrical engineering from Stanford University. Mr. Staib is 33 years old.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Section 16 reporting persons"), to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Section 16 reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and on written representations that no other reports were required, during the fiscal year ended December 31, 2002, the Section 16 reporting persons complied with all Section 16(a) filing requirements applicable to them.

The Board of Directors and Its Committees

        The Board met five times during 2002. Each of the members of the Board attended at least 75% of the meetings of the Board and of the Board committees on which he served, except David Hodgson who attended three of the five audit committee meetings. The Board has three standing committees: the audit committee, the compensation committee and the nominating committee. During 2002, the audit committee met five times, the compensation committee met four times, and the nominating committee did not meet separately but conducted its business at meetings of the entire Board.

        Audit Committee.    On March 30, 2000, the Board adopted a new charter for the audit committee (the "Charter"). A copy of the Charter was attached to the Proxy Statement filed with the SEC on April 30, 2001. The Charter contains the audit committee's mandate, membership requirements and duties and obligations. In accordance with the Charter, the audit committee reviews our internal accounting procedures and considers and reports to the Board with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The audit committee consists of Messrs. Hodgson, Robinson, Sculley and Davis. Mr. Hodgson was appointed chairman of the audit committee, and Mr. Sculley was appointed to the audit committee, on February 4, 2002 to replace Patrick McNeela who served as the chairman of the audit committee until his resignation from the Board on February 4, 2002. Mr. Davis was appointed to the audit committee on January 27, 2003. Each member of the audit committee is "independent" within the meaning of the NASD rules, and, as a result, has no relationship with the Company that may interfere with the exercise of his independence from the Company and the Company's management.

        Compensation Committee.    The compensation committee reviews and recommends to the Board the salaries, benefits and stock option grants for all employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our stock option and other employee benefit plans. The compensation committee currently consists of Messrs. Robinson and O'Connor. Mr. Jordan served on such committee until his resignation from the Board on March 24, 2003.

        Nominating Committee.    The nominating committee considers candidates for nomination to the Board and makes recommendations to the Board based on such considerations. The nominating committee currently consists of Mr. Hodgson. Messrs. Jordan and Ellman served on such committee until their respective resignations on March 24, 2003 and March 26, 2003.

        The by-laws of the Company prescribe an advance notice procedure with regard to the nomination, by a stockholder, of candidates for election as directors (the "Nomination Procedure"). The by-laws provide that stockholders seeking to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from making nominations for directors at an annual meeting of stockholders. Any such nomination should be mailed to: Pinnacor Inc., 601 West 26th Street, 13th Floor, New York, New York 10001: Attn: Francis Sheehan, Secretary.

Compensation Committee Interlocks and Insider Participation

        In 2002, the compensation committee consisted of Messrs. Robinson, Jordan and O'Connor. Jay Chiat also served on such committee, and our Board, until he passed away on April 23, 2002. Mr. Jordan was appointed to such committee on June 26, 2002. None of the current members of our compensation committee, Mr. Jordan nor Mr. Chiat served or serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or compensation committee. From November 1998 to December 1999, Mr. Chiat served as our interim chief executive officer.

Compensation of Directors

        Our compensation committee comprises Messrs. Robinson and O'Connor. We do not currently pay cash fees to our directors for attending Board or committee meetings, but we reimburse non-employee directors for their reasonable expenses incurred in connection with attending these meetings. In April 2002, the Board of Directors approved a plan to compensate any new non-employee members of the Board of Directors with an initial grant of 100,000 options to purchase shares of our common stock upon their nomination to the Board, at an exercise price equal to the fair market value of our common stock on the date of grant. John Sculley, who was appointed to the Board on February 4, 2002, was granted 100,000 stock options pursuant to such policy. In April 2002, in connection with such new policy, and to make their compensation more equal to that of Mr. Sculley (the most recently appointed non-employee director), the Board of Directors approved a grant of 70,000 stock options to both Messrs. Jordan and O'Connor. Messrs Jordan and O'Connor, the two previously appointed non-employee directors, had received a grant of 30,000 shares of common stock of the Company when appointed to the Board.

REPORT OF THE AUDIT COMMITTEE

        During the past year, the audit committee has, among other activities, (i) reviewed and discussed with management the Company's audited annual financial statements for the fiscal year ended December 31, 2002 and interim quarterly results, (ii) discussed with Deloitte & Touche LLP, the Company's independent auditors, the matters required to be discussed by American Institute of Certified Public Accountants Auditing Standards Board on Auditing Standards No. 61 "Communications with Audit Committees", and (iii) considered the independence of Deloitte & Touche LLP, by having discussions with representatives of Deloitte & Touche LLP and received a letter from them including disclosures required by the Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees". On the basis of the above, the audit committee has recommended to the Board that the Company's audited financial statements for the fiscal year ended December 31, 2002 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

The audit committee of the Board of Directors:
David Hodgson, Chairman
James D. Robinson III
John Sculley
James Davis

EXECUTIVE COMPENSATION

        The following table sets forth information regarding the base compensation awarded for the past three fiscal years to our chief executive officer and each of the two next most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

Summary Compensation Table

									Long Term Compensation
		Annual Compensation
Name and Principal Position									Shares Underlying Options(#)
	Year	Salary($)			Other($)		Bonuses
Kirk Loevner(1) Chief Executive Officer, President & Chairman	2002		$237,500		$166,910	(2)			1,271,260
Kevin Clark(3) Chief Executive Officer	2002 2001 2000	$ $ $	8,076 300,000 300,000	(4)					49,240 300,000 238,095
David Obstler Chief Financial Officer & Executive Vice President of Corporate Development and Stategy	2002 2001 2000	$ $ $	256,000 232,692 180,000	(5)			$ $ $	50,000 50,000 91,400	179,540 90,000 445,238
William Staib Executive Vice President of Technology	2002 2001	$ $	202,596 75,000	(6)			$ $	50,000 50,000	167,720 241,667

(1)
Mr. Loevner was named CEO & President of the Company on January 10, 2002.

(2)
This amount represents $108,000 for relocation expenses paid to Mr. Loevner in 2002, and $58,910 to pay the taxes on such amount.

(3)
Mr. Clark served as the CEO of the Company until January 10, 2002.

(4)
This amount represents the compensation Mr. Clark received until January 10, 2002, when he resigned as CEO of the Company. Mr. Clark continues to serve as a member of our board of directors.

(5)
Mr. Obstler joined the Company on March 8, 2000.

(6)
Mr. Staib joined the Company in August 2001 as part of the Company's acquisition of Stockpoint, Inc. and his compensation for 2001 is only reported for the period from August 2001 until December 31, 2001.

Option Grants in 2002

        The following table sets forth information concerning grants of stock options made during 2002 to each of the Named Executive Officers. Potential realizable value is presented net of the option exercise price, but before any federal or state income taxes associated with exercise, and is calculated assuming that the fair market value on the date of the grant appreciates at the indicated annual rates, compounded annually, for the term of the option. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future increases in the price of our common stock. Actual gains will be dependent on the future performance of our common stock and the option holder's continued employment throughout the vesting period. Accordingly, the amounts reflected in the following table may not actually be achieved.

			Percentage of Total Options Granted to Employees in Fiscal Year (%)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)
Name					Exercise Price ($/sh)		Expiration Date
								5%		10%
Kirk Loevner	1,271,260	(1)	37.1%			$2.19	1/4/09		$1,131,421		$4,436,697
Kevin Clark	49,240	(2)	1.4%			$2.16	1/2/07		$29,051		$63,519
David Obstler	29,540 150,000	(2) (3)	0.8 4.4	% %	$ $	2.16 1.75	1/2/07 6/19/07	$ $	17,428 72,000	$ $	38,697 160,500
William Staib	17,720 150,000	(2) (3)	0.5 4.4	% %	$ $	2.16 1.75	1/2/07 6/19/07	$ $	10,455 72,000	$ $	23,213 160,500

(1)
This stock option vests over a 4-year period with 25% of such option vesting twelve months after the grant date and the balance of such option vesting in 12 successive equal quarterly installments.

(2)
This stock option vests over a 1-year period with 50% of such option vesting on the date of grant and the remaining 50% of such option vesting twelve months after the grant date.

(3)
This stock option vests over a 3-year period with 33% of such option vesting twelve months after the grant date and 33% of such option vesting on each of the 1-year and 2-year anniversary of the grant date.

        In the event of a change in control, if any of the Named Executive Officers are terminated, subject to certain conditions, within two years following such a change in control, the above-mentioned stock options become immediately vested and/or exercisable.

2002 Option Exercises and Option Values

        The following table sets forth information concerning unexercised stock options held on December 31, 2002 by the Named Executive Officers. None of these persons exercised any options during 2002. The value of "in-the-money" options represents the difference between the exercise price of an option and the fair market value of our common stock as of December 31, 2002, which was $1.22 (the closing price on NASDAQ on Tuesday, December 31, 2002).

Aggregated Fiscal Year-End 2002 Option Values

Name	Number of Shares Underlying Unexercised Options at Fiscal Year-End(#) Exercisable/Unexercisable	Value of Unexercised in-the-Money Options at Fiscal Year-End($) Exercisable/Unexercisable
Kirk Loevner	0/1,271,260	$0
Kevin Clark	1,435,335/166,286	0
David Obstler	427,841/241,937	0
William Staib	123,652/285,735	0

Employment/Severance Agreements

        Kirk Loevner.    We are a party to an employment agreement with Kirk Loevner, dated as of January 10, 2002, having an initial term of three years and providing for automatic one-year renewals thereafter. Pursuant to the agreement, Mr. Loevner serves as our president and chief executive officer. Mr. Loevner's agreement provides for an initial annual salary of $250,000, an annual bonus of up to 50% of annual salary (such bonus is contingent on certain performance objectives), participation at the highest level in all our employee benefit plans and fringe benefit arrangements, an initial relocation allowance, and reimbursement for legal fees incurred by Mr. Loevner in connection with the preparation of the agreement. In addition, Mr. Loevner was granted an initial option under our option plans to purchase 1,271,260 shares of our Common Stock at an exercise price of $2.19 per share. If Mr. Loevner's employment is terminated without cause, or he terminates his employment for good reason (each term, as defined in the agreement), then, during the twelve-month period following such termination, he will continue to receive his then-current compensation at a rate equal to the sum of (i) his then-current base salary plus (ii) 35% of his then-current target bonus then in effect, as well as medical and other insurance benefits and a pro-rata portion of his bonus for the year in which the termination occurs. In addition, all options held by Mr. Loevner that would have vested within one year after termination, had he been employed during that period, will automatically vest on the date of his termination and will remain exercisable for a period of twelve months following such termination. In addition, if, during the twelve month period following a change in control, Mr. Loevner is no longer president and chief executive officer or we terminate Mr. Loevner's employment for any reason, all options held by Mr. Loevner will automatically vest on the date of his termination. Following his termination of employment for any reason, Mr. Loevner is subject to a six-month post-termination non-solicitation covenant, and, in the event we terminate Mr. Loevner's employment for cause or Mr. Loevner terminates his employment without good reason, he is also subject to a six-month post-termination non-competition covenant.

        Kevin Clark.    Kevin Clark served as our CEO until January 10, 2002. During such time we were a party to a three-year employment agreement with Kevin Clark, dated November 8, 1999, and amended effective as of January 10, 2002 in connection with the termination of Mr. Clark's employment as CEO. In addition to providing for an annual salary, participation in any bonus plans we have for our senior executives, and participation at the highest level in all of our benefit plans and fringe benefit arrangements, on November 8, 1999 Mr. Clark was granted an option under our option plan to purchase 1,214,285 shares of our Common Stock at an exercise price of $2.41 per share. Prior to the amendment, we were obligated to pay Mr. Clark an additional payment to reimburse him for any excise tax imposed under Section 4999 of the Internal Revenue Code on any payment, including any gross-up payments, made to Mr. Clark, whether the payments are made under his employment agreement or otherwise. In addition, prior to the amendment of his agreement, if Mr. Clark had been terminated without cause or he quit for good reason, he would have received his base salary, medical and other insurance benefits for six months following termination. In addition, all options held by Mr. Clark that would have vested within one year after termination, had he been employed for that period, would have automatically vest on the date of his termination. Following his termination of employment for any reason, Mr. Clark is subject to a six-month post-termination non-solicitation covenant. The amended agreement had an initial term of one year and expired on January 9, 2003. Pursuant to the amended agreement, Mr. Clark served as an employee as well as the chairman of our board of directors. Mr. Clark resigned as chairman effective December 1, 2002, but is still a member of our board. In addition to providing for a salary of $10,000 per month, insurance and health benefits, certain office equipment and the services of an executive assistant, Mr. Clark continued to vest in the options he held through January 10, 2003, which options, if vested, may be exercised by Mr. Clark through January 10, 2006. Mr. Clark is subject to post-termination non-competition and non-solicitation covenants. In addition, we are no longer obligated to provide the gross-up payment described above. The amended agreement is identical to the agreement in all other material respects.

        David Obstler.    We are party to a three-year employment agreement with David Obstler, dated March 8, 2000, which was amended in April 2002. Pursuant to this agreement, Mr. Obstler serves as our chief financial officer, executive vice president and treasurer and is entitled to an annual salary and a minimum annual bonus of $50,000. Furthermore, Mr. Obstler is eligible to participate in any bonus plans we have for our senior executives on a level and on terms no less favorable than our other senior executives, and participates at the highest level in all of our benefit plans and fringe benefit arrangements. Under the agreement we are obligated to pay Mr. Obstler an additional payment to reimburse him for any excise tax imposed by Section 4999 of the Internal Revenue Code (or any similar excise tax) on any payment, including any gross up payments, made to Mr. Obstler, whether under this agreement or otherwise. If Mr. Obstler's employment is terminated without cause, or he terminates his employment for good reason, he will receive salary and continued insurance coverage for twelve months, a guaranteed bonus (as defined in his employment agreement), a prorated merit bonus for the year in which termination occurs and all equity awards that we have granted to him (under the agreement or otherwise) will become vested to the extent that they would otherwise have vested within the year after termination and Mr. Obstler will be able to exercise his vested stock options for a period of twelve months after such termination or resignation date. Mr. Obstler is subject to six-month post-termination non-competition and non-solicitation covenants.

        William Staib.    We are a party to a three-year employment agreement with William Staib, dated August 16, 2001. Pursuant to the agreement, Mr. Staib serves as our executive vice president of technology and products. In addition to providing for an annual salary, participation at the highest level in all our employee benefit plans and fringe benefit arrangements, and an initial relocation allowance, Mr. Staib was granted an option to purchase 241,667 shares of our Common Stock at an exercise price of $2.35 per share. If Mr. Staib's employment is terminated without cause, or he terminates his employment for good reason (each term, as defined in the agreement), he will receive his base salary, medical and other insurance benefits for six months following termination; In addition, all options held by Mr. Staib that would have vested within one year after termination, had he been employed during that period, will automatically vest on the date of his termination. Following his termination of employment for any reason Mr. Staib is subject to a six-month post-termination non-solicitation covenant, and, in the event we terminate Mr. Staib's employment for cause or Mr. Staib terminates his employment without good reason, he is also subject to a six-month post-termination non-competition covenant.

Post-Fiscal Year End Developments

        On December 20, 2002 the Board approved various recommendations of the Compensation Committee regarding executive compensation matters to be effective in fiscal year 2003. Pursuant to such recommendations on January 1, 2003 Messrs. Loevner, Obstler and Staib were granted 500,000, 100,000 and 100,000 stock options, and 100,000, 50,000 and 50,000 shares of restricted stock, respectively. In February 2003 the Board approved amendments to the employment agreements of both Messrs. Loevner and Staib to reimburse them for any excise tax imposed by Section 4999 of the Internal Revenue Code (or any similar excise tax) on any payment, including any gross up payments, made to such executive officers. In March 2003 the Board approved grants of 400,000 and 300,000 stock options to Messrs. Loevner and Obstler, respectively. All of the above-mentioned stock options have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant, as determined by the closing price of the Common Stock on the Nasdaq stock market.

Report on Executive Compensation

        The following is a report by the compensation committee (comprised of two non-employee directors) regarding the Company's executive compensation objectives, executive compensation program and the compensation of the chief executive officer:

        Executive Compensation Objectives.    The objective of the Company's executive compensation program is to attract, retain and motivate talented executives who will build a sound, successful company and will maximize stockholder value. In order to achieve this objective, in addition to annual base salaries, the executive compensation program utilizes a combination of long-term incentives through equity-based compensation and annual incentives through cash bonuses. The program is intended to align the interests of executives with those of the Company's stockholders by linking a portion of executive compensation directly to increases in stockholder value. The Company seeks to provide total compensation to its executive officers that is competitive with total compensation paid by technology companies similar to the Company and with existing compensation conditions in the market.

        Proceedings of the Compensation Committee.    The compensation committee determines compensation for the Company's executive officers and is comprised of two non-employee directors, Messrs. Robinson and O'Connor. It is the compensation committee's policy to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon such executive officer's level of performance. The principal factors considered by the compensation committee for each executive officer's compensation package for fiscal year 2002 was the performance of the Company and such executive officer's specific performance. The compensation committee exercises independent discretion in respect of executive compensation matters.

        Base Salary.    Base salaries for Messrs. Loevner, Obstler and Staib are the subject of the employment agreements between the Company and each such Named Executive Officer as described above. The base salaries of Messrs. Obstler and Staib were reviewed in 2002 by the compensation committee in connection with the performance of such Named Executive Officer and the performance of the Company and Mr. Obstler received an increase in base salary from $250,000 to $262,500 and Mr. Staib received an increase in base salary from $200,000 to $215,000 in June 2002.

        Annual Incentives.    In addition to base salaries, executive officers of the Company are eligible to receive annual cash bonuses. Mr. Obstler received a guaranteed cash bonus in fiscal year 2002 in accordance with his employment agreement, as described in "Employment/Severance Agreements" above. The cash merit bonuses of Messrs. Obstler and Staib were determined by the compensation committee following a review of the performance of each such officer and the performance of the Company.

        Long-Term Incentives.    Long-term incentives are provided by the Company to executive officers of the Company through the granting of equity incentives, principally stock options. Stock option grants are designed to align the executive officer's interests with those of the stockholders and provide each executive officer with a significant incentive to manage the Company in a manner which maximizes stockholder value. The stock option grants to Messrs. Clark, Obstler, and Staib were determined by the compensation committee following a review of the performance of such officers and their expected contribution to the future performance of the Company and the performance of the Company. The material terms of the stock options granted to the Named Executive Officers are described above in "Option Grants in 2002".

        Chief Executive Officer Compensation.    The principal factors considered by the compensation committee for Mr. Loevner's compensation package were the same as those considered by the compensation committee in relation to the compensation of the other executive officers of the Company, which include the performance of such officer and the performance of the Company. Mr. Loevner was named as the CEO of the Company on January 10, 2002. Pursuant to the employment agreement between Mr. Loevner and the Company, Mr. Loevner's base salary for the fiscal year 2002 was $250,000, and he was granted a stock option in 2002 in connection with being named CEO, as discussed under "Employment/Severance Agreements". Mr. Clark served as CEO of the Company until his resignation on January 10, 2002. Upon his resignation Mr. Clark's employment agreement with the Company was amended. The amendment to Mr. Clark's employment agreement, effective January 10, 2002, is described in "Employment/Severance Agreements". In December 2002 the compensation committee increased Mr. Loevner's salary from $250,000 to $300,000 effective January 1, 2003.

        Tax Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The compensation committee's policy with respect to section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate compensation for their performance. The Company did not pay any compensation during 2002 that would be subject to the limitations set forth in section 162(m).

Submitted by the compensation committee of the Board of Directors:
James D. Robinson III, Chairman
Kevin O'Connor

STOCK PERFORMANCE GRAPH

        The following graph provides a comparison of the cumulative total stockholder return on the Company's Common Stock for the period from August 3, 2000 (the date upon which the Company's Common Stock commenced trading on the NASDAQ) to December 31, 2002 with the cumulative total return for the NASDAQ Stock Market (U.S. Companies) (the "NASDAQ Index") and the CSFB Technology Index (the "CSFB Tech. Index"). Total return values were calculated based on cumulative total return assuming the investment on August 3, 2000 of $100 in each of the Common Stock, and in the NASDAQ Index and the CSFB Tech. Index.

Comparison Of Cumulative Total Return
Among Pinnacor Inc. Common Stock, NASDAQ
Index And CSFB Tech. Index

(1)
Based on the closing price on August 3, 2000, the day on which the Company's Common Stock commenced trading on NASDAQ.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 15, 2003 by:

  •
  each of our Named Executive Officers and directors;

  •
  each person, entity or group known by us to own beneficially more than 5% of our outstanding Common Stock; and

  •
  all of our Named Executive Officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of Common Stock issuable upon the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 40,778,950 shares outstanding as of April 15, 2003.

	Shares of Common Stock Beneficially Owned as of April 15, 2003(1)
Name of Beneficial Owners	Number	Percent of Class(2)
Kevin Clark(3)	1,850,774	4.3%
James Davis	—	*
David Hodgson(4)	7,195,448	17.6%
Kirk Loevner(5)	834,769	2.0%
David Obstler(6)	593,968	1.4%
Kevin O'Connor(7)	139,921	*
James D. Robinson III(8)	2,883,106	7.1%
John Sculley(9)	80,000	*
William Staib(10)	389,618	1.0%
General Atlantic Partners, LLC(4)	7,195,448	17.6%
All executive officers and directors as a group (9 persons)	13,967,604	34.2%

*
Less than one percent.

(1)
All information has been determined as of April 15, 2003. For purposes of this table a person is deemed to have "beneficial ownership" of the number of shares of Common Stock that a person has the right to acquire pursuant to the exercise of stock options exercisable within 60 days.

(2)
For purposes of computing the percentage of outstanding shares of Common Stock held by each person, any shares of Common Stock which such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percent ownership of any other person.

(3)
Includes options to purchase 1,474,836 shares of Common Stock.

(4)
Mr. Hodgson is a managing member of General Atlantic Partners, LLC ("GAP LLC") and a general partner of GAP Coinvestment Partners II, L.P. ("GAPCO II"). GAP LLC is the general partner of General Atlantic Partners 69, L.P. ("GAP 69") and the managing member of GapStar, LLC ("GapStar"). The managing members of GAP LLC (other than Klaus Esser) are also the general partners of GAPCO II. GAP 69, GapStar, GAPCO II (collectively "General Atlantic") are a "group" within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Mr. Hodgson disclaims beneficial ownership of all of such securities except to the extent of his pecuniary interest therein. The address of Mr. Hodgson and General Atlantic is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, CT 06830. In addition, Mr. Hodgson owns directly 5,000 shares of Common Stock.

(5)
Includes options to purchase 397,269 shares of Common Stock and 100,000 shares of restricted Common Stock.

(6)
Includes options to purchase 536,459 shares of Common Stock and 50,000 shares of restricted Common Stock.

(7)
Includes options to purchase 35,000 shares of Common Stock.

(8)
Includes 32,364 shares owned by Mr. Robinson's wife, Linda Robinson. Mr. Robinson disclaims beneficial ownership of these shares. This number also includes 497,459 shares of Common Stock held by RRE Ventures II L.P. and 87,022 shares of Common Stock held by RRE Ventures Fund II, L.P. Mr. Robinson is a member of RRE Ventures GP II, LLC, which indirectly exercises exclusive control over RRE Ventures II, L.P. and RRE Ventures Fund II, L.P. Mr. Robinson disclaims beneficial ownership of the shares held by RRE Ventures II, L.P. and RRE Ventures Fund II, L.P.

(9)
Includes options to purchase 50,000 shares of Common Stock.

(10)
Includes options to purchase 218,757 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        There were no related transactions to report for the fiscal year ended December 31, 2002.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        Upon recommendation of the audit committee of the Board, the Board has appointed Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2003 and hereby requests that the stockholders ratify such appointment. We are expecting that a representative of Deloitte & Touche LLP will be present at the annual meeting.

        For the years ended December 31, 2002 and 2001, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tomatsu and their respective affiliates (collectively, "Deloitte & Touche").

        Audit and audit-related fees aggregated $229,250 and $376,000 for the years ended December 31, 2002 and 2001, respectively, and were composed of the following:

Audit Fees

        The aggregate fees billed for the audit of the Company's annual financial statements for the years ended December 31, 2002 and 2001 and for the reviews of the financial statements included in the Company's Quarterly Report on Form 10-Q were $200,000 and $194,000, respectively.

Audit-Related Fees

        The aggregate fees billed for Audit-Related services for the years ended December 31, 2002 and 2001 were $14,250 and $182,000, respectively. These fees relate to accounting and advisory services related to the Company's acquisition of the operating assets of Inlumen, Inc., completed in November 2002, and certain advice on new accounting pronouncements and foreign operations for the year ended December 31, 2002 and for consultation and due diligence services related to the Company's acquisition of Stockpoint, Inc., completed in August, 2001, and services performed in connection with an unsuccessful acquisition of a target company for the year ended December 31, 2001.

Tax Fees

        Aggregate fees billed for tax services for the years ended December 31, 2002 and 2001 were $15,000 and $42,000, respectively. These fees relate to consultation on tax matters and preparation of tax returns for the year ended December 31, 2002 and consultation on tax matters for the year ended December 31, 2001.

        The audit committee must pre-approve all services rendered by Deloitte & Touche, except for certain de minimus exceptions.

        The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

OTHER MATTERS

Solicitation of Proxies

        The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals

        Stockholders may submit proposals on matters appropriate for stockholder action at the annual meeting of stockholders, consistent with regulations adopted by the SEC and the by-laws of the Company. Proposals to be considered for inclusion in the proxy statement for the Company's 2004 annual meeting of stockholders must be received at the principal executive offices of the Company not later than December 31, 2003.

        The Company's by-laws provide that any stockholder wishing to have a stockholder proposal, other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8, considered at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders. Any such proposals should be mailed to: Pinnacor Inc., 601 West 26th Street, 13thFloor New York, New York 10001: Attn: Francis Sheehan, Secretary.

        In addition, pursuant to Rule 14a-4 of the Exchange Act, if a stockholder wishing to have a stockholder proposal considered at an annual meeting of stockholders fails to notify the Company in a timely fashion as described above, the Company may use discretionary authority to vote when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.

Other Matters

        The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

PINNACOR INC.
601 West 26th Street, 13th Floor
New York, New York 10001

Proxy for Annual Meeting of Stockholders to be held on June 12, 2003

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby constitutes and appoints Kirk Loevner and Francis Sheehan, and either of them, as Proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of Pinnacor Inc. (the "Company") held of record by the undersigned as of the close of business on April 16, 2003, on behalf of the undersigned at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 601 West 26th Street, 13th Floor, New York, New York, 9:30 a.m., local time, on Thursday, June 12, 2003, and at any adjournments or postponements thereof.

        When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the three nominees of the Board of Directors listed in Proposal 1 and FOR Proposal 2. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors' recommendations need only sign and date this proxy and return it in the enclosed envelope.

Please vote and sign on other side and return promptly in the enclosed envelope.	SEE REVERSE SIDE

☒ Please mark your votes as in this example.

1.	To elect three Class III Directors of the Company to serve until the 2006 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.
				FOR	AGAINST	ABSTAIN
Nominees: Kevin Clark, James Davis, and David Hodgson FOR WITHHELD ☐ ☐		2.	To ratify the selection of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003.	☐	☐	☐

☐	For all nominees except as noted above	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	☐	3.	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Company's Annual Report to Stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:

Signature:	Date:

If Held Jointly

QuickLinks

PROPOSAL 1: ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
PRINCIPAL AND MANAGEMENT STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
OTHER MATTERS